Eastern Light Capital Receives Notice of Non-Compliance From NYSE Amex

Intends to Submit Compliance Plan

SAN FRANCISCO, CA -- (Marketwire - November 30, 2010) - Eastern Light Capital, Incorporated ("ELC" or the "Company") (NYSE Amex: ECL), a real estate investment trust ("REIT"), announced today that, on November 23, 2010, the Company was notified by the Staff of the NYSE Amex LLC (the "Exchange") that it does not comply with Sections 134 and 1101 of the Exchange's Company Guide because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended September 30, 2010. The notice further indicated that the Company may submit a plan to the Exchange Staff addressing how it intends to regain compliance with these provisions by February 22, 2011 (the "Plan Period"). The Company intends to timely submit such a compliance plan on or before December 7, 2010, if Form 10-Q for the period ended September 30, 2010 has not already been filed with the Securities and Exchange Commission.

There can be no assurances that the Exchange Staff will accept the Company's compliance plan, or if the Company's plan is accepted, that it will be able to regain compliance within the Plan Period.

On November 23, 2010 the Company preliminary announced net losses of $310,224 (($0.88) basic and diluted per share) for the three months ended September 30, 2010 and $961,905 (($2.74) basic and diluted per share) for the nine months ended September 30, 2010, as compared to net losses of $470,602 (($1.33) basic and diluted) and $396,136 (($1.10) basic and diluted), respectively, for the like periods in 2009. Revenues were reported as $45,318 for the three months ending September 30, 2010 and $130,858 for the nine month period ending September 30, 2010, as compared to $114,385 and $321,343 for like periods in 2009.

About Eastern Light Capital

Prior to 2007, the Company originated and invested in non-conforming, high yielding residential loans. In 2007 new management was installed, the Company eliminated the origination and investment in mortgage loans and focused on repaying debt and monetizing its existing loans and foreclosed properties. The Company's future investment plans include retaining its REIT status and investing in existing, leased, commercial properties utilizing limited leverage. The Company has also announced a Special Shareholder's meeting for December 2010 to address the conversion of Preferred Stock into Common Stock. The conversion of preferred shares into common shares will simplify the capital structure, address the NYSE Amex compliance plan and may allow the Company to raise additional equity to implement the new business model, restore profitability, utilize its net operating loss carry forward and reinstate a sustainable dividend.

Forward Looking Statements

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, San Francisco
Richard J. Wrensen
CEO
415/693-9500 ext. 102
rwrensen@elcreit.com
www.elcreit.com